Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Fourth-Quarter and Full-Year 2013 Financial Results

Full-Year 2013 Diluted EPS Grows 108 Percent Versus 2012; Fourth-Quarter 2013 Diluted EPS Increases 33 Cents Versus Same Quarter Last Year

Fort Lauderdale, FL, March 3, 2014 - Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income of $15.6 million, or $0.44 per diluted share, an increase of $0.33, for the fourth quarter of 2013, compared to a net income of $4.4 million, or $0.11 per diluted share, for the same period in 2012.

For the full year of 2013, the Company reported net income of $59.0 million and diluted earnings per share (EPS) of $1.56, an increase of 108 percent, compared to net income of $30.3 million, or $0.75 per diluted share, for the same period of 2012.

Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer, stated, “Our 2013 results demonstrate the meaningful progress made against our strategic and operational initiatives to improve rate adequacy, streamline claims handling and reduce reinsurance costs. We are proud of the milestones achieved during the course of the year, including the Company’s listing on the NYSE, and believe we enter 2014 well positioned to drive additional long-term growth. Our performance during the year bolstered our healthy financial position and allowed us to deliver significant shareholder value, supporting an increase in our quarterly dividend and the completion of additional share repurchases.”

Mr. Downes continued, “Looking ahead, we remain focused on continuing to execute our proven strategic plan and are confident in the long-term prospects of our Company.”

Fourth-Quarter 2013 Highlights

•	Best fourth quarter net income and EPS in Company history.

•	Net income and EPS grew $11.2 million and $0.33, respectively, compared to Q4 2012.

•	Net investment income grew by over 400 percent versus Q4 2012.

•	Losses and loss adjustment expenses declined by nearly 17 percent versus Q4 2012.

Fourth-Quarter 2013 Results

Net income for the fourth quarter of 2013 increased $11.2 million, or $0.33 per diluted share, compared to the fourth quarter of 2012, reflecting an improvement in underwriting income, an increase in net investment income and net realized gains, the absence of net trading portfolio losses that occurred during the fourth quarter of 2012, and a non-recurring Florida Insurance Guaranty Association (FIGA) assessment charged to earnings in the fourth quarter of 2012, combined with a partial recovery of the same in the fourth quarter of 2013. Additionally, fourth quarter 2013 EPS benefitted from lower outstanding shares related to the share repurchases made by the Company during the first nine months of 2013.

Fourth quarter 2013 losses and loss adjustment expenses decreased $5.7 million, or 16.6%, compared to the fourth quarter of 2012, primarily attributable to an improvement in the adjustments made in the current years related to prior accident years and favorable development.

At December 31, 2013, stockholders’ equity was $175.6 million compared to $163.5 million at December 31, 2012.

Full-Year 2013 Results

For the full year of 2013, the Company’s net income and diluted earnings per share grew by 94.6 percent and 108 percent, respectively, compared to the full year of 2012.

Net premiums earned increased $36.5 million, or 15.8 percent, for the full year of 2013 compared to the same period of 2012, primarily as a result of increases in premium rates over the past 24 months. Losses and loss adjustment expenses decreased $17.6 million, or 13.9 percent, from the prior year, primarily due to a reduction in charges for the current accident year combined with favorable development.

Share Repurchases

For the full year of 2013, the Company repurchased approximately 7.3 million shares of its common stock at a weighted average purchase price of $4.46 per share. Each repurchase was at a significant discount to the then-current market price of the Company’s common stock.

Cash Dividends

On November 25, 2013, the Company announced that its board of directors declared a cash dividend of $0.23 per share of common stock which was paid on December 23, 2013, to shareholders of record on December 13, 2013. The $0.23 per share dividend included the expected $0.08 per share fourth quarter dividend and an additional special dividend of $0.15 per share. In total, $0.49 per share in cash dividends were declared and paid in 2013.

Also, on January 30, 2014, the Company announced that its board of directors declared a cash dividend of $0.10 per share of common stock, payable on March 3, 2014 to shareholders of record on February 19, 2014, consistent with the Company’s previously announced intention to increase its regular quarterly dividend to $0.10 per share from $0.08 per share beginning with the first quarter of 2014. If declared and paid as intended, the annual aggregate dividend in 2014 would be $0.40 for each common share.

Financial Results Presentation

The Company will make available an audio recording of a presentation discussing its fourth quarter and full year 2013 financial results on March 3, 2014, at approximately 5:00 p.m. Eastern. The presentation will be pre-recorded and there will be no opportunity for live questions. The audio recording will be available at www.universalinsuranceholdings.com until April 3, 2014.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2013	2012
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$173,730	$174,571
Ceded premiums written	(121,941)	(118,961)

Net premiums written	51,789	55,610
Change in net unearned premium	14,663	11,664

Premiums earned, net	66,452	67,274
Net investment income (expense)	1,397	278
Net realized gains (losses) on investments	1,242	353
Net change in unrealized gains (losses) on investments	(62)	(2,047)
Net foreign currency gains (losses) on investments	—	(1)
Commission revenue	4,178	4,889
Policy fees	2,924	3,041
Other revenue	1,449	1,440

Total premiums earned and other revenues	77,580	75,227

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	28,598	34,275
General and administrative expenses	22,989	31,588

Total operating costs and expenses	51,587	65,863

INCOME BEFORE INCOME TAXES	25,993	9,364
Income taxes, current	8,776	7,950
Income taxes, deferred	1,635	(2,992)

Income taxes, net	10,411	4,958

NET INCOME	$15,582	$4,406

Basic earnings per common share	$0.46	$0.11

Weighted average number of common shares outstanding - basic	33,602	39,719

Diluted earnings per common share	$0.44	$0.11

Weighted average number of common shares outstanding - diluted	35,685	41,091

Cash dividend declared per common share	$0.23	$0.20

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Years Ended December 31,
	2013	2012
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$783,894	$780,128
Ceded premiums written	(522,116)	(517,604)

Net premiums written	261,778	262,524
Change in net unearned premium	5,877	(31,404)

Premiums earned, net	267,655	231,120
Net investment income (expense)	1,928	441
Net realized gains (losses) on investments	(14,740)	(11,943)
Net change in unrealized gains (losses) on investments	7,850	9,443
Net foreign currency gains (losses) on investments	—	22
Commission revenue	18,615	20,383
Policy fees	13,661	14,475
Other revenue	6,190	5,998

Total premiums earned and other revenues	301,159	269,939

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	108,615	126,187
General and administrative expenses	91,988	91,193

Total operating costs and expenses	200,603	217,380

INCOME BEFORE INCOME TAXES	100,556	52,559
Income taxes, current	34,216	18,434
Income taxes, deferred	7,363	3,813

Income taxes, net	41,579	22,247

NET INCOME	$58,977	$30,312

Basic earnings per common share	$1.64	$0.76

Weighted average common shares outstanding - Basic	35,866	39,614

Fully diluted earnings per common share	$1.56	$0.75

Weighted average common shares outstanding - Diluted	37,776	40,616

Cash dividend declared per common share	$0.49	$0.46

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$117,275	$347,392
Restricted cash and cash equivalents	2,600	33,009
Fixed maturities (trading), at fair value	—	4,009
Equity securities (trading), at fair value	—	85,041
Fixed maturities (available for sale), at fair value	289,418	—
Equity securities (available for sale), at fair value	65,022	—
Prepaid reinsurance premiums	241,214	239,921
Reinsurance recoverable	107,847	89,191
Reinsurance receivable, net	203	24,334
Premiums receivable, net	46,461	50,125
Receivable from securities sold	—	1,096
Other receivables	2,587	2,017
Property and equipment, net	9,289	8,968
Deferred policy acquisition costs, net	15,899	17,282
Income taxes recoverable	8,152	2,594
Deferred income tax asset, net	12,051	19,178
Other assets	2,072	1,578

Total assets	$920,090	$925,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$159,222	$193,241
Unearned premiums	383,488	388,071
Advance premium	22,959	15,022
Accounts payable	3,441	4,368
Book overdraft	14,947	25,994
Payable for securities purchased	—	1,275
Reinsurance payable, net	86,232	85,259
Income taxes payable	2,566	699
Other liabilities and accrued expenses	34,386	28,071
Long-term debt	37,240	20,221

Total liabilities	744,481	762,221

STOCKHOLDERS’ EQUITY:

Cumulative convertible preferred stock, $.01 par value	—	1
Authorized shares - 1,000
Issued shares - 30 and 108
Outstanding shares - 30 and 108
Minimum liquidation preference - $6.98 and $2.66 per share
Common stock, $.01 par value	436	419
Authorized shares - 55,000
Issued shares - 43,641 and 41,889
Outstanding shares - 35,366 and 40,871
Treasury shares, at cost - 8,275 and 1,018	(35,467)	(3,101)
Additional paid-in capital	42,282	38,684
Accumulated other comprehensive income (loss), net of taxes	(376)	—
Retained earnings	168,734	127,511

Total stockholders’ equity	175,609	163,514

Total liabilities and stockholders’ equity	$920,090	$925,735

Investor Contact:

Andy Brimmer / Steve Frankel / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449